Avid Provides Update on Jetsen Equity Investment; Commercial Alliance Underway Following Successful Launch

Companies have agreed to amend the terms of the previously announced securities purchase agreement and extend the time period for Jetsen to obtain the required Chinese regulatory approval, while the commercial agreement has proceeded well and has delivered the expected results to date

BURLINGTON, MA, June 30, 2017 -- Avid® (Nasdaq: AVID) announced that the regulatory approvals required to complete the previously announced equity transaction with Beijing Jetsen Technology (“Jetsen”) remain outstanding and will not be obtained within the initial expected timeframe. Avid and Jetsen have agreed to amend the terms of the previously announced securities purchase agreement. Under the amended terms, Jetsen will invest $18.16 million in Avid, the same amount as had been previously announced, in return for a minority stake in the company of between 4.5% and 8.9%, which represents less potential dilution relative to the original agreement. The outside date when either party is permitted to terminate the agreement has been extended, and the transaction is now expected to close in the fourth quarter of this year.

The commercial agreement also announced in January, in which Jetsen is serving as the exclusive master distributor under a five-year agreement that guarantees Avid approximately 15% annual growth in greater China and represents a total contract value of >$75M for the first three years, is effective and is not affected by the delay in closing the equity transaction. This go-to-market alliance began on schedule in the first quarter and has proceeded as expected during the first half of this year.

“While we had hoped the equity transaction would close by the end of Q2 as initially contemplated, we believe the amended agreement demonstrates the commitment of both sides to closing this transaction. We have been pleased by successful launch of the commercial alliance and remain very optimistic about the promise of that relationship to take advantage of the large opportunity for Avid Everywhere in greater China,” said Louis Hernandez, Jr., Chairman and Chief Executive Officer, Avid.

“We have made significant progress on the commercial alliance since its launch in January. We remain committed to pursuing an equity investment in Avid and look forward to working to secure the required regulatory approvals to close the transaction under the amended terms of the agreement,” said Shengli Han, CEO, Beijing Jetsen Technology.

Forward-Looking Statements
The information provided in this press release includes forward-looking statements that involve risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe Avid’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. All statements in this release that are not based on historical fact are "forward-looking statements." Forward-looking statements include but are not limited to: the anticipated benefits of the planned alliance with Jetsen, including the planned equity investment; and other statements that are not historical facts. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: the risk that the investment of Jetsen in Avid may not receive regulatory approval or may not close for other reasons; the risk that the announcement of the transactions described in this release could have adverse effects on the market price of Avid’s common stock and the risk that the announcement of the alliance could have an adverse effect on Avid’s operating results and businesses generally.  The risks included above are not exhaustive. Other factors that could adversely affect Avid’s business and prospects are described in the filings made by Avid with the SEC. Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Avid
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Avid
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Avid
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